Exhibit 99.1

Investor Contact:
Schond Greenway
Halozyme Therapeutics
858-704-8352
ir@halozyme.com

Media Contact:
Susan Neath Francis
212-301-7182
sfrancis@wcgworld.com

HALOZYME REPORTS SECOND QUARTER 2014
FINANCIAL RESULTS

- Patient dosing and enrollment resumed for PEGPH20 Phase 2 clinical trial -

- Commercial launch of MabThera SC triggered $5 million milestone payment -

SAN DIEGO, August 11, 2014 -- Halozyme Therapeutics, Inc. (NASDAQ: HALO) today reported financial results for the second quarter ended June 30, 2014. Financial highlights for the second quarter include revenues of $18.4 million and a net loss of $16.3 million, or $0.13 per share. This compares to revenues of $14.5 million and a net loss of $22.9 million, or $0.20 per share, for the second quarter of 2013.

“This was a quarter of strong progress across our proprietary and partner programs,” stated Dr. Helen Torley, President and Chief Executive Officer. “We are pleased to have resolved the clinical hold and to resume patient enrollment and dosing in our Phase 2 clinical trial for PEGPH20 in patients with pancreatic cancer. The launch of MabThera® SC, the continued sales ramp of Herceptin® SC in Europe, and the recent vote by the Blood Products Advisory Committee (BPAC) of the U.S. Food and Drug Administration (FDA) that Baxter’s HyQvia has a favorable benefit to risk profile, continue to validate our proprietary Enhanze™ platform.”

Second Quarter Highlights

•
Patient dosing and enrollment resumed for PEGPH20 clinical program in pancreatic cancer: In June, the U.S. FDA removed the clinical hold on patient enrollment and dosing of PEGPH20 in the ongoing Phase 2 trial (Study 202) evaluating PEGPH20 in patients with pancreatic cancer permitting the study to resume under a revised protocol. Modifications to the Study 202 protocol include the added use of low-molecular weight heparin as a prophylaxis and the modification of the inclusion/exclusion criteria to exclude patients who may be at higher risk of thromboembolic events. In addition to the over 100 patients already enrolled in the trial, Halozyme plans to enroll a similar number of additional patients. Approximately 75% of the anticipated clinical sites have received independent review board approvals and the Company anticipates continued IRB approvals in the coming weeks.

•
CONSISTENT 1 trial results in type 1 diabetes patients presented in late-breaker poster at ADA: The CONSISTENT 1 trial is evaluating Hylenex® recombinant and a new formulation of Hylenex currently under FDA review when used as pretreatment of the insulin infusion site in patients with type 1 diabetes receiving continuous subcutaneous insulin infusion in comparison to no pre-treatment. Data reported in a poster presentation at the 74th Scientific Sessions of the American Diabetes Association in San Francisco showed that the study achieved its primary endpoint of non-inferiority for A1C at six months between the use of Hylenex and the new formulation of Hylenex in comparison to no pre-treatment. The poster also presented data indicating that there was a potential reduction in the rate of hypoglycemic events associated with the use of the Hylenex formulations in comparison to no pre-treatment.

•
MabThera® SC launched by Roche in first EU market: In June 2014, Roche initiated the European launch of its new subcutaneous (SC) formulation of MabThera (rituximab) that uses Halozyme's recombinant human hyaluronidase (rHuPH20) for the treatment of patients with follicular lymphoma and diffuse large B-cell lymphoma. The previously approved formulation of MabThera is delivered by an intravenous infusion which takes approximately 2.5 hours. The new MabThera SC formulation can be administered subcutaneously in approximately 5 minutes and comes as a ready-to-use, fixed dose, 1,400 mg solution, which shortens pharmacy preparation time and reduces the overall impact on hospital resources. The first commercial launch in the EU has triggered a $5 million milestone payment to Halozyme.

Second Quarter and Six Months 2014 Financial Highlights

•
Revenues for the second quarter of 2014 were $18.4 million, compared to $14.5 million for the second quarter of 2013. Revenues in the second quarter included $6.0 million in product sales of bulk rHuPH20 for use in manufacturing Roche products, $7.2 million in collaboration revenues, $3.0 million in Hylenex® product sales, and $1.7 million in royalty revenue from sales of products under our collaborations. Revenues for the six months were $30.4 million compared to $26.3 million in the corresponding period of 2013.

•
Research and development expenses for the second quarter of 2014 were $18.6 million, compared with $28.0 million for the second quarter of 2013. The decrease was primarily driven by lower manufacturing costs, which are now included in cost of product sales.

•
Selling, general and administrative expenses for the second quarter of 2014 were $8.8 million, compared to $7.3 million for the second quarter of 2013. The increase was mainly due to an increase in compensation costs and patent and professional fees.

•
The net loss for the second quarter of 2014 was $16.3 million, or $0.13 per share, compared with a net loss for the second quarter of 2013 of $22.9 million, or $0.20 per share. The net loss for the six months to date totaled $42.8 million or $0.35 per share compared to a net loss of $42.2 million or $0.38 per share for the first six months of 2013.

•
Cash, cash equivalents and marketable securities were $147.6 million at June 30, 2014, compared with $164.5 million at March 31, 2014. Net cash used in the second quarter of 2014 was approximately $16.9 million.

Webcast and Conference Call
Halozyme will webcast its quarterly update conference call today, August 11, 2014 at 4:30 p.m. EDT/1:30 p.m. PDT. During the call, management will discuss the financial results for the second quarter of 2014 and provide a business update. To listen to the live webcast please visit the "Investors" section of Halozyme's corporate website at www.halozyme.com. A webcast replay will be available shortly after the call at the same address. To participate, dial (866) 710-0179 (domestic callers) or (334) 323-7224 (international callers) using passcode 769890. A telephone replay will be available shortly after the call by dialing (877) 919-4059 (domestic callers) or (334) 323-0140 (international callers) using replay ID number 71625396.

About Halozyme
Halozyme Therapeutics is a biopharmaceutical company dedicated to developing and commercializing innovative products that advance patient care. With a diversified portfolio of enzymes that target the extracellular matrix, the Company's research focuses primarily on a family of human enzymes, known as hyaluronidases, which increase the dispersion and absorption of biologics, drugs and fluids. Halozyme's pipeline addresses therapeutic areas, including oncology, diabetes and dermatology that have significant unmet medical need today. The Company markets Hylenex® recombinant (hyaluronidase human injection) and has partnerships with Roche, Pfizer and Baxter. Halozyme is headquartered in San Diego, CA. For more information on how we are innovating, please visit our corporate website at www.halozyme.com.

Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the Company's future expectations and plans for enrollment of patients in Study 202 for PEGPH20, the development and commercialization of product candidates and the potential benefits and attributes of such product candidates) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are typically, but not always, identified through use of the words "believe," "enable," "may," "will," "could," "intends," "estimate," "anticipate," "plan," "predict," "probable," "potential," "possible," "should," "continue," and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including unexpected expenditures and costs, unexpected fluctuations or changes in revenues from collaborators, unexpected results or delays in development and regulatory review, regulatory approval requirements, unexpected adverse events and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the Company's Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on August 11, 2014.

Halozyme Therapeutics, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenues:
Product sales, net	$9,494	$3,100	$18,062	$4,608
Royalties	1,688	—	2,487	—
Revenues under collaborative agreements	7,203	11,354	9,802	21,679
Total revenues	18,385	14,454	30,351	26,287

Operating expenses:
Cost of product sales	5,924	1,284	11,444	2,023
Research and development	18,649	27,991	40,064	50,025
Selling, general and administrative	8,752	7,300	19,002	14,856
Total operating expenses	33,325	36,575	70,510	66,904

Operating loss	(14,940)	(22,121)	(40,159)	(40,617)

Investment and other income	118	58	165	113
Interest expense	(1,451)	(849)	(2,827)	(1,696)
Net Loss	$(16,273)	$(22,912)	$(42,821)	$(42,200)

Basic and diluted net loss per share	$(0.13)	$(0.20)	$(0.35)	$(0.38)

Shares used in computing basic and diluted net loss per share	123,710	112,486	121,200	112,452

Halozyme Therapeutics, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)

	June 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$56,135	$27,357
Marketable securities, available-for-sale	91,513	44,146
Accounts receivable, net	12,895	9,097
Inventories	7,114	6,170
Prepaid expenses and other assets	7,966	8,425
Total current assets	175,623	95,195
Property and equipment, net	3,343	3,422
Prepaid expenses and other assets	2,586	2,676
Restricted cash	500	500
Total Assets	$182,052	$101,793

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$3,910	$3,135
Accrued expenses	16,455	14,369
Deferred revenue, current portion	5,153	7,398
Current portion of long-term debt, net	6,203	—
Total current liabilities	31,721	24,902
Deferred revenue, net of current portion	48,565	45,745
Long-term debt, net	43,613	49,772
Other long-term liabilities	2,854	1,364

Stockholders’ equity (deficit):
Common stock	125	115
Additional paid-in capital	480,044	361,930
Accumulated other comprehensive income	3	17
Accumulated deficit	(424,873)	(382,052)
Total stockholders’ equity (deficit)	55,299	(19,990)
Total Liabilities and Stockholders’ Equity (Deficit)	$182,052	$101,793

###